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                                                                 EXHIBIT (a)(19)


                                  June 30, 2000


                      NOTICE OF MERGER AND APPRAISAL RIGHTS



TO THE FORMER STOCKHOLDERS OF THERMEDICS INC.:

     In accordance with Massachusetts General Laws, Chapter 156B, Section 82(e), you are hereby notified that the Board of Directors of Thermo Electron Corporation, a Delaware corporation ("Thermo Electron") has approved the merger (the "Merger") of Thermedics Inc., a Massachusetts corporation ("Thermedics"), with and into Thermo Electron, with Thermo Electron the surviving corporation, pursuant to Massachusetts General Laws, Chapter 156B, Section 82. Articles of Merger were filed with the Secretary of State of the Commonwealth of Massachusetts, and the Merger became effective, on June 30, 2000 (the "Effective Date"). Upon effectiveness of the Merger, (a) Thermedics merged with and into Thermo Electron, and (b) each share of common stock of Thermedics outstanding at the effective time of the Merger (other than shares held by Thermo Electron or stockholders exercising dissenters' rights and shares held in Thermedics' treasury) converted into the right to receive 0.45 shares of the common stock of Thermo Electron and cash in lieu of fractional shares of Thermo Electron common stock.

     In accordance with Massachusetts General Laws, Chapter 156B, Section 88, you are hereby notified that the record holders of shares of common stock of Thermedics (the "Shares") at the effective time of the merger (the "Former Stockholders") are entitled, in accordance with Massachusetts General Laws, Chapter 156B, Section 82(e) and Sections 86-98 (the "Massachusetts Appraisal Statute"), to have the fair value of their Shares appraised by the Massachusetts Superior Court of Middlesex County and to receive payment of such appraised value together with a fair rate of interest, if any, as determined by such court. The following is a summary of certain of the provisions of the Massachusetts Appraisal Statute and is qualified in its entirety by reference to the full text of the Massachusetts Appraisal Statute, a copy of which is attached to this notice as EXHIBIT A.

     Any Former Stockholder has the right, within 20 days after the date of mailing of this notice, to demand in writing from Thermo Electron an appraisal of his or her Shares. Such demand will be sufficient if it reasonably informs Thermo Electron of the identity of the Former Stockholder and that the Former Stockholder intends to demand an appraisal of the fair value of his or her Shares. Failure to make such a timely demand forecloses a Former Stockholder's right to appraisal.

     Only a holder of record of Shares on the Effective Date is entitled to seek appraisal. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as such holder's name appears on the holder's share certificates. A holder of Shares who holds Shares in a brokerage account or other nominee form and wishes to exercise appraisal rights should consult with his or her broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for

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appraisal of the Shares should be sent or delivered to Sandra L. Lambert,
Secretary, Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046.

     If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such Shares.

     A record holder such as a broker who holds Shares as a nominee for beneficial owners, some of whom desire to demand appraisal, may exercise appraisal rights on behalf of such beneficial owners with respect to those Shares held on behalf of such beneficial owners. In such case, the written demand for appraisal should set forth the number of Shares covered by it. Unless a demand for appraisal specifies a number of Shares, such demand will be presumed to cover all Shares held in the name of such record owner.

     A Former Stockholder may withdraw his or her demand for appraisal only with the approval of Thermo Electron. Upon withdrawal of a demand for appraisal, a Former Stockholder will be entitled to receive the Merger consideration of 0.45 shares of Thermo Electron common stock per Share, without interest.

     If a Former Stockholder perfects a demand for payment of his or her Shares as provided above (each, a "Dissenting Stockholder"), and if Thermo Electron and such Dissenting Stockholder are able to reach agreement on the fair value of the Shares, Thermo Electron will pay to the Dissenting Stockholder the fair value of such Shares, as the case may be, within 30 days after the expiration of the 20-day period following the mailing of this notice (the "30-Day Period"). If, within the 30-Day Period, the parties fail to agree as to the fair value of such Shares, either Thermo Electron or the Dissenting Stockholder may have the fair value of the Shares of all Dissenting Stockholders determined by judicial proceedings by filing a bill in equity in the Massachusetts Superior Court for Middlesex County within four months after the expiration of the 30-Day Period. Thermo Electron is not obligated, and has no present intention, to have the fair value of the Shares of Dissenting Stockholders determined through judicial proceedings.

     Although Massachusetts courts have broad discretion in determining fair value of stock of dissenting stockholders, Massachusetts courts have generally used a weighted average of the market, earnings and asset values to determine the value of such stock. The Massachusetts Supreme Judicial Court has recently held that such method is an appropriate, but not mandated, approach to determining the fair value of stock of dissenting stockholders, and that such valuation is within the discretion of the trial judge. A fair rate of interest shall be paid by Thermo Electron on any award determined by the Court from the date of the vote of the Board of Directors of Thermo Electron approving the Merger June 30, 2000. If (i) no suit is filed to determine the value of the Shares within four months of the expiration of the 30-Day Period, (ii) any such suit is dismissed as to that Dissenting Stockholder or (iii) the Dissenting Stockholder withdraws his or her objection in writing with the written approval of Thermo Electron, the

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Dissenting Stockholder will have only the rights of a nondissenting stockholder to receive the Merger consideration of 0.45 shares of Thermo Electron common stock per Share, without interest.

     Under Massachusetts statutory law, the enforcement by a Dissenting Stockholder of such Dissenting Stockholder's right to receive payment for his or her shares in the manner provided by the Massachusetts Appraisal Statute is stated to be the exclusive remedy of a Dissenting Stockholder objecting to the Merger, except upon the grounds that consummation of the Merger is illegal or fraudulent as to such stockholder. The Massachusetts Supreme Judicial Court, however, has held that Dissenting Stockholders are not limited to the statutory remedy of judicial appraisal in cases where violations of fiduciary duty are found.

     Former Stockholders considering seeking appraisal should note that the fair value of the Shares determined under the Massachusetts Appraisal Statute could be more than, the same as, or less than the Merger consideration of 0.45 shares of Thermo Electron common stock per Share, without interest and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under the Massachusetts Appraisal Statute.

     After the Effective Date, Dissenting Stockholders will not be entitled to vote their Shares for any purpose and will not be entitled to receive payment of dividends or other distributions in respect of such Shares payable to stockholders of record thereafter.

     The foregoing summary does not purport to be a complete statement of the procedures to be followed by Former Stockholders desiring to exercise their appraisal rights and is qualified in its entirety by express reference to the Massachusetts Appraisal Statute, the full text of which is attached hereto as EXHIBIT A. Former Stockholders are urged to read EXHIBIT A in its entirety since failure to comply with the procedures set forth therein will result in the loss of appraisal rights.



                                      THERMO ELECTRON CORPORATION


                                      SANDRA L. LAMBERT
                                      Secretary


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                                                                       EXHIBIT A


         SECTION 82(E) AND SECTIONS 86-98 OF THE MASSACHUSETTS BUSINESS
                               CORPORATION STATUTE

ss. 82. MERGER OF SUBSIDIARY INTO PARENT CORPORATION

     (e) If all the stock of a subsidiary Massachusetts corporation party to a merger effected under this section is not owned by the parent corporation immediately prior to the merger, any stockholder in such subsidiary Massachusetts corporation (but no stockholder in a parent Massachusetts corporation) who objects to such merger may demand payment for his stock from the parent corporation and an appraisal thereof. Within ten days after the effective date of the merger the parent corporation shall send written notice by registered or certified mail to each stockholder of such subsidiary Massachusetts corporation at his last known address as it appears in the records of such subsidiary corporation, stating:

     1. The date upon which such articles were filed and the effective date of the merger.

     2.   The terms and conditions of the merger.

     3. The right of any stockholder of such subsidiary Massachusetts corporation who objects to the merger to demand in writing from the parent corporation within twenty days after the mailing of such notice payment for his stock and an appraisal thereof.

         If any such stockholder shall demand in writing from the parent corporation within twenty days after the mailing of such notice payment of his stock and an appraisal thereof, such stockholder and the parent corporation shall thereafter have the rights and duties and follow the procedures set forth in sections eighty-nine and ninety-eight, inclusive.
Added by St. 1964, c. 723,ss. 1.  Amended by St. 1965, c. 685,ss.ss. 37, 38; St.
1980, c. 365,ss. 3.

ss. 86. SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

     If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.
Added by St. 1964, c. 723,ss.1. Amended by St. 1965, c. 685,ss.40; St.
1973, c. 749,ss.1.

ss.87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING; FORM

     The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to


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demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

     "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."
Added by St. 1964, c. 723,ss.1. Amended by St. 1973, c. 749,ss.2.

ss.88.  NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

     The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.
Added by St. 1964, c. 723,ss.1. Amended by St. 1973, c. 749,ss.3.

ss. 89.  DEMAND FOR PAYMENT; TIME FOR PAYMENT

     If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.
Added by St. 1964, c. 723,ss.1. Amended by St. 1973, c. 749,ss.4.

ss.90.  DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

     If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value


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of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.
Added by St. 1964, c. 723,ss.1.

ss.91.  PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

     If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.
Added by St. 1964, c. 723,ss.1.

ss.92.  DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

     After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.
Added by St. 1964, c. 723,ss.1. Amended by St. 1983, c. 522,ss.22.

ss. 93.  REFERENCE TO SPECIAL MASTER

     The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in


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accordance with the usual practice in suits in equity in the superior court.
Added by St. 1964, c. 723,ss.1.

ss.94.  NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

     On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.
Added by St. 1964, c. 723,ss.1. Amended by St. 1983, c. 522,ss.23.

ss. 95.  COSTS; INTEREST

     The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.
Added by St. 1964, c. 723,ss.1. Amended by St. 1965, c. 685,ss.41.

ss.96.  DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

     Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

     (1)  A bill shall not be filed within the time provided in section ninety;

     (2)  A bill, if filed, shall be dismissed as to such stockholder; or

     (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

     Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.
Added by St. 1964, c. 723,ss.1. Amended by St. 1982, c. 149.

ss. 97.  STATUS OF SHARES PAID FOR


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     The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.
Added by St. 1964, c. 723,ss.1. Amended by St. 1965, c. 685,ss.42.

ss. 98.  EXCLUSIVE REMEDY; EXCEPTION

     The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.
Added by St. 1964, c. 723,ss.1. Amended by St. 1965, c. 685,ss.43.



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